Exhibit 99.2

April 29, 2008	Client-Matter: 22787-045

East West Bancorp, Inc.

135 North Los Robles Avenue

7th Floor

Pasadena, California 91101

Re:                             East West Bancorp, Inc.

Ladies and Gentlemen:

We are acting as counsel to East West Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the prospectus supplement, dated as of April 23, 2008 (the “Prospectus Supplement”), with respect to the offering of shares of the 8% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, of the Company (the “Preferred Stock”) convertible into shares of common stock of the Company (the “Stock”).  The Company filed the Prospectus Supplement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). Any defined term used and not defined herein has the meaning given to it in the Prospectus Supplement.

For purposes of the opinions set forth below, we have, with the consent of the Company, relied upon the accuracy of the facts presented in the Prospectus Supplement.  We have also relied on a representations letter to us from the Company of even date herewith.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion in the Prospectus Supplement under the caption “Certain United States Federal Income Tax Considerations” is an accurate summary of the material United States federal income tax consequences of the purchase, beneficial ownership, conversion and disposition of the Preferred Stock and the ownership and disposition of the Stock under currently applicable law.  We adopt such discussion as our opinion.

This opinion letter speaks only as of the date hereof and as of the date of the Prospectus Supplement.  Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal

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opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement on Form S-3 filed with the Commission on April 21, 2008 and to the reference to us in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Manatt, Phelps & Phillips, LLP